UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009

Health Grades, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-22019	62-1623449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Golden Ridge Road, Suite 100 Golden, Colorado	80401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 716-0041

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Effective March 17, 2009, Mr. Mats Wahlström was named a director of Health Grades, Inc. (the “Company”).

Mr. Wahlström, 54, is co-CEO of Fresenius Medical Care North America (“FMCNA”) and President and CEO of Fresenius Medical Services. Mr. Wahlström has 25 years of experience in the healthcare field and 23 years of experience in the renal field. Prior to joining Fresenius Medical Care in 2002, he held various positions at Gambro AB in Sweden, including President and CEO of Gambro U.S. as well as CFO of the Gambro Group.

Mr. Wahlström was recommended to the Board of Directors by the Company’s Nominating and Corporate Governance Committee. Mr. Wahlström will serve for a term expiring at the 2009 annual meeting of shareholders, or until his successor has been duly elected and qualified. Mr. Wahlström was not selected as a director pursuant to any arrangement or understanding between Mr. Wahlström and any other person. Mr. Wahlström will serve on the Company’s Audit Committee.

The Company provides services to FMCNA pursuant to an Internet Agreement (the “Agreement”) which became effective June 1, 2008. Under the Agreement, FMCNA sponsors the physician-quality reports found on www.healthgrades.com of all practicing nephrologists. As consideration for the sponsorship, FMCNA pays the Company approximately $1.9 million annually.

In connection with Mr. Wahlström’s appointment to the Board of Directors, he will receive an initial grant of 20,000 shares of restricted stock. These shares will vest in equal installments on each of the first four anniversaries of the date of grant. In connection with his service on the Company’s Board and committees, Mr. Wahlström also will receive annual cash compensation and restricted stock grants pursuant to the Company’s director compensation policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH GRADES, INC.
(Registrant)

By: /s/ Allen Dodge
Allen Dodge
Executive Vice President
and Chief Financial Officer

Dated: March 23, 2009